Stillwater Mining Company Reports First Quarter 2014 Earnings

BILLINGS, MT -- (Marketwired - May 01, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Consolidated net income attributable to common stockholders of $19.6 million or $0.15 per diluted share, an increase of 34.2% over the first quarter of 2013
  Mine production of 130,700 palladium and platinum ounces, an increase of 2.8% over the first quarter of 2013 and within guidance range
  All-in sustaining costs of $788 per mined ounce, compared to $845 per mined ounce for the first quarter of 2013, tracking ahead of guidance
  101,500 ounces of recycled palladium, platinum and rhodium processed, down from 2013, primarily reflecting delays in deliveries due to weather related issues
  Corporate overhead reduced to $10.8 million, down 53% from the first quarter of 2013
  Cash and highly liquid investments totaling $474.3 million at March 31, 2014

Stillwater Mining Company today reported 2014 first quarter consolidated net income attributable to common stockholders of $19.6 million or $0.15 per diluted share, compared to 2013 first quarter consolidated net income attributable to common stockholders of $14.6 million or $0.12 per diluted share. The 34.2% increase in earnings has been achieved despite realized metal prices being 2% lower than in the corresponding period of 2013, primarily reflecting the Company's cost reduction efforts.

Commenting on the first quarter results, Mick McMullen, the Company's President and Chief Executive Officer stated, "I am pleased with our start to the year. Mined production was good and within our guidance range, while costs were below guidance. There was a drop in recycling volumes in part reflecting issues with the harsh winter weather, but shipments have picked up as the weather has improved. Very importantly, our team is focusing on productivity and cost control. Our corporate overhead costs were down sharply from last year and we reported all-in sustaining costs of $788 per ounce for the quarter, which is below last year and the low end of our previous guidance range. Total capital expenditures of about $25 million were incurred, which was also below guidance. Based on these results and current forecasts we are improving our 2014 guidance for all-in sustaining costs (a non-GAAP measure) to a range of $800 to $850 per mined ounce and reducing our total cash cost per mined ounce guidance (net of credits for by-products and recycling) to a range of $530 to $570. We are also decreasing our full-year 2014 capital expenditure guidance to a range of $130 to $140 million. In addition, we have established a longer term goal to reduce our all-in sustaining cash costs per ounce by circa $100 below our 2013 results, taking our all-in sustaining costs to the low $700's per ounce."

2014 Guidance:
                                       Previous 2014        Current 2014
                                         Guidance             Guidance
                                   -------------------- --------------------
Mined Production (palladium and
 platinum ounces)                    520,000 - 535,000    520,000 - 535,000
Total Cash Cost per Mined Ounce
 (net of by-product and recycling
 credits)                               $540 - $590          $530 - $570
All-In Sustaining Cost per Mined
 Ounce*                                 $805 - $855          $800 - $850
Corporate Overhead(1) (millions)         $35 - $45            $35 - $45
Capital Expenditures (millions)         $145 - $155          $130 - $140
  Sustaining Capital Expenditures
   (millions)                           $97 - $103            $85 - $90
  Project Capital Expenditures
   (millions)                            $48 - $52            $45 - $50

*All-in sustaining cost per mined ounce guidance for 2014 assumes the exclusion of a $30 per ounce recycling credit and $20 per ounce of costs for foreign activities.

(1) Corporate Overhead includes: general and administrative, marketing, research and development and exploration expenses.

For the first quarter of 2014, the Company's Montana mines produced a total of 130,700 ounces of palladium and platinum, a 2.8% increase compared to mine production of 127,100 ounces in the first quarter of 2013. The 18.8% increase in East Boulder Mine production in this year's first quarter compared to the first quarter of 2013 was driven by slightly higher realized ore grades and higher tons mined. The 3.0% decline in ounces produced at the Stillwater Mine reflected lower ore tons mined and increased allocation of resources to development activities during the 2014 first quarter compared to the first quarter of 2013.

2014 Mine Production Comparison by Quarter:
                                     2014 First   2013 First    Percentage
(Produced ounces)                      Quarter      Quarter       Change
                                    ------------ ------------ --------------
Stillwater Mine                           89,700       92,600         (3.1)%
  Palladium                               68,900       71,300         (3.4)%
  Platinum                                20,800       21,300         (2.3)%
East Boulder Mine                         41,000       34,500         18.8%
  Palladium                               31,900       26,800         19.0%
  Platinum                                 9,100        7,700         18.2%
Total                                    130,700      127,100          2.8%
  Palladium                              100,800       98,100          2.8%
  Platinum                                29,900       29,000          3.1%

Revenue from the Company's Mine Production segment for the first quarter of 2014 (including proceeds from the sale of by-products) totaled $125.7 million, a 2.0% decrease from $128.3 million in the same period of 2013. Combined sales realizations for mined palladium and platinum decreased for the first quarter of 2014, averaging $907 per mined ounce, compared to $926 per mined ounce realized in the first quarter of 2013. The total quantity of mined palladium and platinum ounces sold in the first quarter of 2014 was 131,300 ounces compared to 130,400 ounces sold in the same period of 2013. As a result of earlier constraints on reprocessing slag inventories at the Stillwater Mine, the Company now expects the benefit of PGMs resident in its slag inventories at the end of 2013 to be realized in second quarter 2014 sales.

The Company processed recycling material containing 101,500 ounces of palladium, platinum and rhodium through its smelter and refinery during the first quarter of 2014. This represents a decrease of 34.2% over the total of 154,200 ounces processed during the first quarter of 2013. As noted, the decrease in recycling volumes during the first quarter of 2014 was primarily due to weather related issues. Recycling material deliveries have increased subsequent to the end of the first quarter as overall weather conditions have improved.

2014 Recycling Ounces Fed Comparison by Quarter:
                              2014 First      2013 First
                               Quarter         Quarter     Percentage Change
                           --------------- --------------- -----------------
Total                              101,500         154,200           (34.2)%
  Palladium                         57,600          89,200           (35.4)%
  Platinum                          36,300          52,800           (31.3)%
  Rhodium                            7,600          12,200           (37.7)%

Recycling sales volumes for the first quarter of 2014 decreased by 20.0%, to 93,500 ounces from 116,900 ounces sold in the first quarter of 2013. PGM Recycling revenue totaled $93.5 million for the 2014 first quarter, a 23.5% decrease from $122.3 million in the same period of 2013. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium decreased by 6% to $980 per ounce in the first quarter of 2014 from $1,043 per ounce in the first quarter of 2013.

Combined total cash costs per mined ounce, net of by-product and recycling credits, (a non-GAAP measure) averaged $568 per ounce for the quarter ended March 31, 2014. See - "Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues." The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce net of credits for the combined Montana mining operations.

                                                             2014     2013
Combined Montana Mining Operations                           First    First
Cash Costs Per Mined Ounce                                  Quarter  Quarter
                                                           -------- --------
Reported Total Cash Costs per Mined Ounce (Net of Credits)
 *                                                         $    568 $    523
  Add: By-Product Revenue Credit                                 51       59
  Add: PGM Recycling Income Credit                               24       47
                                                           -------- --------
Total Cash Costs per Mined Ounce (Before Credits) *        $    643 $    629
                                                           ======== ========

* These are non-GAAP measures. For a full description and reconciliation of these and other non-GAAP measures to GAAP accounting measures, see Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues below.

The Company is also utilizing another, broader non-GAAP measure of mining efficiency, All-in Sustaining Cost, in monitoring and managing its performance going forward. This non-GAAP measure starts with total cash costs net of credits and adds back the recycling credit, plus U.S. corporate general and administrative costs (before depletion, depreciation and amortization) and capital outlays directed toward sustaining operations at the Company's operating mines. The resulting measure provides a comparative indication of the all-in resources consumed in any period to sustain the mining operations and produce at current levels.

                                                             2014     2013
Combined Montana Mining Operations                           First    First
All-In Sustaining Cost Per Mined Ounce                      Quarter  Quarter
                                                           -------- --------
Reported Total Cash Costs per Mined Ounce (Net of Credits)
 *                                                         $    568 $    523
Add: PGM Recycling Income Credit                                 24       47
Add: Corporate General & Administrative Costs (Before
 DD&A)                                                           59      121
Add: Capital Outlays to Sustain Production at the Montana
 Operating Mines                                                137      154
                                                           -------- --------
All-In Sustaining Cost per Mined Ounce                     $    788 $    845
                                                           ======== ========

* These are non-GAAP measures. For a full description and reconciliation of these and other non-GAAP measures to GAAP accounting measures, see Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues below.

Cash Flow and Liquidity

At March 31, 2014, the Company's consolidated available cash balance was $224.6 million, compared to $286.7 million at December 31, 2013. If highly liquid investments are included with available cash, the Company's balance sheet liquidity totaled $474.3 million at March 31, 2014, a decrease from $496.0 million at December 31, 2013. Essentially all of this decline in total balance sheet liquidity was attributable to a $19.9 million increase in accounts receivable at quarter end, reflecting a larger than normal share of sales revenue that was not collected until the first week of April. Of the Company's first quarter consolidated cash balance, $20.4 million is dedicated to the Marathon project (and other related Canadian properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and investments), less current liabilities -- increased to $628.0 million at March 31, 2014, from $614.8 million at the end of 2013.

Net cash provided by operating activities (which includes changes in working capital) totaled $4.8 million for the quarter ended March 31, 2014, compared to $15.5 million of cash provided for the same period of 2013. As noted above, most of this working capital change reflects the growth in accounts receivable resulting from the mix of customers paying during the first week of April instead of the last week of March. Capital expenditures, adjusted to a cash basis, were $26.1 million for the quarter ended March 31, 2014, compared to $29.4 million in the same period of 2013.

Outstanding debt at March 31, 2014, was $314.3 million, up from $310.7 million at December 31, 2013. The Company's reported debt balance currently includes approximately $278.2 million of 1.75% convertible debentures (net of unamortized discount of $118.6 million) and $2.2 million of 1.875% convertible debentures, $29.6 million of exempt facility revenue bonds, a capital lease of $4.1 million and approximately $0.2 million of financing for a small installment land purchase. The increase in the debt balance during 2014 is attributable to the accretion of the discount on the Company's outstanding bonds.

Other Matters

The Company continues to focus heavily on the efficient allocation of resources, with numerous initiatives underway to arrest and reduce rising costs experienced historically. Examples include evaluating more efficient alternatives for transporting employees and materials within the expanding underground mine infrastructure, improving material procurement methods to ensure the lowest costs are achieved and assessing the economics of the various mining areas to ensure each ounce of production is profitable. During 2014 the Company has initiated a restructuring process that has impacted positions at various levels within the organization. This restructuring was initiated as part of the ongoing effort to ensure a long-term sustainable business. Positions at the Company's Montana operations and at its Marathon and Altar project locations in Canada and Argentina, respectively, were affected. This action included the reduction of 48 salaried personnel and the opportunity for up to an additional 50 voluntary separations for the hourly workforce. As a result, it is estimated that restructuring costs of $4.3 million will be recognized in the second quarter of 2014 for the salaried positions and additional expenses associated with the voluntary separations that have not been finalized at this time.

The Company has scaled back its activities at Altar, its copper-gold prospect in Argentina, while determining how best to realize value from the property going forward. In the meantime, the Company is maintaining a minimum level of activity that permits it to retain its interest in the Altar concessions while limiting spending to essential services. The Company recently reached an agreement with IPEEM, the Argentine entity that granted the Rio Cenicero mineral leases at Altar, to renew the Company's exploration concessions there through August 2015.

The Company owns a 75% interest in the Marathon PGM-copper project and related properties in Canada. Mitsubishi Corporation owns the remaining 25%. As announced during the first quarter of this year, it has become clear that at current PGM and copper prices, the project as presently conceived would not provide an acceptable economic rate of return for shareholders. The Company and its partner are examining various alternatives to enhance project returns. However, at this time there is no assurance that these alternatives will provide the economic improvement to make the project viable. Several of these changes, if implemented, could result in changes to the project scope that are not contemplated in the current economic assessment process. Consequently, the Company agreed with the joint environmental review panel that is addressing the Marathon project to suspend the review process until there is further clarity as to the direction of the project. The Company is maintaining its position at Marathon and looking for opportunities to realize value there in the future. However, until such time as the project is able to demonstrate viable economics, the Company is scaling back spending on the Marathon project.

First Quarter Results - Details

For the first quarter of 2014, the Company's Stillwater Mine produced 89,700 ounces of palladium and platinum, a decrease of 3.1% from the 92,600 ounces produced in the first quarter of 2013. Production at the Company's East Boulder Mine of 41,000 ounces in the first quarter of 2014 reflected an increase of 18.8% over the 34,500 ounces produced in the same quarter of 2013.

Costs of metals sold (before depletion, depreciation and amortization expense) decreased to $168.8 million in the first quarter of 2014 from $192.6 million in the first quarter of 2013. Mine Production costs included in costs of metals sold increased to $78.0 million in the 2014 first quarter from $75.8 million in the 2013 first quarter. PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $90.7 million in the first quarter of 2014, down from the $116.9 million reported in the first quarter of 2013.

General and administrative costs were $9.6 million in the first quarter of 2014, down from the $15.2 million incurred during the same period of 2013. The higher G&A costs in the first quarter of 2013 reflected additional legal and advisory fees of approximately $2.8 million in connection with the proxy contest as well as higher compensation benefits of approximately $2.0 million. Exploration expenses were $1.0 million in the first quarter of 2014 compared to $6.0 million in the same period of 2013 as a result of steps taken to scale back exploration at the Altar and Marathon projects. Marketing expenses declined to $0.2 million in the 2014 first quarter compared to $1.7 million in the same quarter of 2013, reflecting the curtailment of palladium jewelry marketing efforts.

Interest expense reported for the first quarter of 2014 and 2013 was $5.9 million and $6.7 million, respectively. This decrease is due in part to the paying down on the outstanding debt associated with the 1.875% convertible early in the first quarter of 2013, offset in part by interest expense related to the 1.75% convertible debentures, including the accretion of the debt discount that is charged to earnings over the expected life of the convertible debentures. Interest expense also is reduced by capitalized interest accrued on the Company's ongoing projects.

During the first quarter of 2014, the Company recorded a net foreign currency transaction gain of $4.2 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The net foreign currency transaction gain recorded for the first quarter of 2013 was flat with the current year's first quarter at $4.2 million.

2014 First Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss first quarter 2014 results at 12:00 noon Eastern Standard Time on Thursday, May 1, 2014.

Dial-In Numbers:
United States: (877) 531-2988
International: (612) 332-0718

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 324973. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other applications. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. The forward-looking statements in this report are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income
(Unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                         -------------------
(In thousands, except per share data)                      2014      2013
                                                         --------- ---------
REVENUES
  Mine Production                                        $125,729  $128,314
  PGM Recycling                                            93,535   122,334
  Other                                                       235         -
                                                         --------- ---------
    Total revenues                                        219,499   250,648
COSTS AND EXPENSES
  Costs of metals sold
    Mine Production                                        77,992    75,753
    PGM Recycling                                          90,706   116,862
    Other                                                      79         -
                                                         --------- ---------
      Total costs of metals sold (excludes depletion,
       depreciation and amortization)                     168,777   192,615
  Depletion, depreciation and amortization
    Mine Production                                        14,910    15,025
    PGM Recycling                                             241       258
                                                         --------- ---------
      Total depletion, depreciation and amortization       15,151    15,283
                                                         --------- ---------
        Total costs of revenues                           183,928   207,898
  Marketing                                                   151     1,727
  Exploration                                               1,046     5,951
  Research and development                                     31        63
  General and administrative                                9,604    15,187
  Loss on long-term investments                                 -       562
  (Gain)/loss on disposal of property, plant and
   equipment                                                 (238)       36
                                                         --------- ---------
        Total costs and expenses                          194,522   231,424
OPERATING INCOME                                           24,977    19,224
OTHER INCOME (EXPENSE)
  Other                                                        33     1,145
  Interest income                                             825     1,200
  Interest expense                                         (5,850)   (6,652)
  Foreign currency transaction gain, net                    4,179     4,237
                                                         --------- ---------
INCOME BEFORE INCOME TAX PROVISION                         24,164    19,154
  Income tax provision                                     (5,125)   (4,850)
                                                         --------- ---------
NET INCOME                                               $ 19,039  $ 14,304
                                                         --------- ---------
Net loss attributable to noncontrolling interest             (533)     (279)
                                                         --------- ---------
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS           $ 19,572  $ 14,583
                                                         --------- ---------
Other comprehensive (loss) income, net of tax
  Net unrealized (losses)/gains on investments
   available-for-sale                                         (37)       74
                                                         --------- ---------
COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS $ 19,535  $ 14,657
                                                         --------- ---------
Comprehensive loss attributable to noncontrolling
 interest                                                    (533)     (279)
                                                                 -         -
TOTAL COMPREHENSIVE INCOME                               $ 19,002  $ 14,378
                                                         ========= =========
Weighted average common shares outstanding
  Basic                                                   119,608   117,433
  Diluted                                                 155,754   159,695
Basic earnings per share attributable to common
 stockholders                                            $   0.16  $   0.12
Diluted earnings per share attributable to common
 stockholders                                            $   0.15  $   0.12
                                                         ========= =========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

                                                        March      December
(In thousands, except per share data)                  31, 2014    31, 2013
                                                     ----------- -----------
ASSETS
Current assets
Cash and cash equivalents                            $  224,624  $  286,687
Investments, at fair market value                       249,630     209,338
Inventories                                             165,336     158,650
Trade receivables                                        28,871       8,988
Deferred income taxes                                    18,855      21,547
Prepaids                                                  1,873       3,912
Other current assets                                     19,993      14,757
                                                     ----------- -----------
    Total current assets                                709,182     703,879
Mineral properties                                      159,252     159,252
Mine development, net                                   357,676     346,346
Property, plant and equipment, net                      121,421     124,731
Deferred debt issuance costs                              7,581       7,945
Other noncurrent assets                                   3,738       4,527
                                                     ----------- -----------
    Total assets                                     $1,358,850  $1,346,680
                                                     =========== ===========
LIABILITIES AND EQUITY
Current liabilities
Accounts payable                                     $   21,668  $   32,088
Accrued compensation and benefits                        29,486      30,646
Property, production and franchise taxes payable         12,867      14,495
Current portion of long-term debt and capital lease
 obligations                                              2,062       2,035
Income taxes payable                                      6,099       4,416
Other current liabilities                                 8,967       5,368
                                                     ----------- -----------
    Total current liabilities                            81,149      89,048
  Long-term debt and capital lease obligations          312,245     308,667
  Deferred income taxes                                  70,099      79,159
  Accrued workers compensation                            5,998       6,031
  Asset retirement obligation                             8,835       8,654
  Other noncurrent liabilities                            9,960       7,262
                                                     ----------- -----------
    Total liabilities                                   488,286     498,821
                                                     ----------- -----------
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares
 authorized; none issued                                      -           -
Common stock, $0.01 par value, 200,000,000 shares
 authorized; 119,726,425 and 119,466,449 shares
 issued and outstanding                                   1,197       1,195
Paid-in capital                                       1,079,901   1,076,200
Accumulated deficit                                    (229,864)   (249,436)
Accumulated other comprehensive (loss) income               (31)          6
                                                     ----------- -----------
    Total stockholders' equity                          851,203     827,965
                                                     ----------- -----------
Noncontrolling interest                                  19,361      19,894
                                                     ----------- -----------
    Total equity                                        870,564     847,859
                                                     ----------- -----------
    Total liabilities and equity                     $1,358,850  $1,346,680
                                                     =========== ===========

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
(In thousands)                                          2014        2013
                                                     ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $   19,039  $   14,304
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depletion, depreciation and amortization               15,151      15,283
  (Gain)/Loss on disposal of property, plant and
   equipment                                               (238)         36
  Loss on long-term investments                               -         562
  Amortization/accretion on investment
   premium/discount                                         574         885
  Deferred taxes                                         (2,131)      1,830
  Foreign currency transaction gain, net                 (4,179)     (4,237)
  Accretion of asset retirement obligation                  181         167
  Amortization of debt issuance costs                       364         557
  Accretion of convertible debenture debt discount        4,170       3,832
  Share based compensation and other benefits             3,180       4,246
  Non-cash capitalized interest                            (679)       (422)
Changes in operating assets and liabilities:
  Inventories                                            (6,133)    (34,017)
  Trade receivables                                     (19,883)     (4,350)
  Prepaids                                                2,039         665
  Accrued compensation and benefits                      (1,164)       (780)
  Accounts payable                                       (7,579)     11,567
  Property, production and franchise taxes payable        1,070       1,612
  Income taxes payable                                    1,683         669
  Workers compensation                                      (33)        384
  Other operating assets                                 (4,234)      1,346
  Other operating liabilities                             3,567       1,363
                                                     ----------- -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 4,765      15,502
                                                     ----------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                  (26,133)    (29,406)
  Proceeds from disposal of property, plant and
   equipment                                                259          19
  Purchases of investments                              (76,352)    (21,996)
  Proceeds from maturities of investments                35,419      24,025
                                                     ----------- -----------
NET CASH USED IN INVESTING ACTIVITIES                   (66,807)    (27,358)
                                                     ----------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on debt and capital lease obligations           (557)   (164,787)
  Issuance of common stock                                  536          56
                                                     ----------- -----------
NET CASH USED IN FINANCING ACTIVITIES                       (21)   (164,731)
                                                     ----------- -----------
CASH AND CASH EQUIVALENTS
  Net decrease                                          (62,063)   (176,587)
  Balance at beginning of period                        286,687     379,680
                                                     ----------- -----------
BALANCE AT END OF PERIOD                             $  224,624  $  203,093
                                                     =========== ===========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                                              Three Months
                                                             Ended March 31,
                                                            ----------------
(In thousands, except where noted)                            2014    2013
                                                            ------- --------
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium                                                       101       98
Platinum                                                         30       29
                                                            ------- --------
Total                                                           131      127
                                                            ======= ========
Tons milled                                                     277      293
Mill head grade (ounce per ton)                                0.50     0.46
Sub-grade tons milled (1)                                        18       20
Sub-grade tons mill head grade (ounce per ton)                 0.19     0.16
Total tons milled(1)                                            295      313
Combined mill head grade (ounce per ton)                       0.48     0.44
Total mill recovery (%)                                          92       92
Total mine concentrate shipped (tons) (3)                     7,301    7,160
Platinum grade in concentrate (ounce per ton) (3)              4.70     4.30
Palladium grade in concentrate (ounce per ton) (3)            14.93    14.27
Total cash costs per ounce - net of credits (Non-GAAP) (2)  $   568 $    523
Total cash costs per ton milled - net of credits (Non-GAAP)
 (2)                                                        $   251 $    213
Stillwater Mine:
Ounces produced
Palladium                                                        69       71
Platinum                                                         21       21
                                                            ------- --------
Total                                                            90       92
                                                            ======= ========
Tons milled                                                     170      192
Mill head grade (ounce per ton)                                0.56     0.51
Sub-grade tons milled (1)                                         8       10
Sub-grade tons mill head grade (ounce per ton)                 0.28     0.21
Total tons milled (1)                                           178      202
Combined mill head grade (ounce per ton)                       0.55     0.49
Total mill recovery (%)                                          93       93
Total mine concentrate shipped (tons) (3)                     4,395    4,308
Platinum grade in concentrate (ounce per ton) (3)              5.56     5.22
Palladium grade in concentrate (ounce per ton) (3)            17.19    17.09
Total cash costs per ounce - net of credits (Non-GAAP) (2)  $   546 $    498
Total cash costs per ton milled - net of credits (Non-GAAP)
 (2)                                                        $   275 $    229

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                          ------------------
(In thousands, except where noted)                          2014      2013
                                                          --------  --------
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium                                                       32        27
Platinum                                                         9         8
                                                          --------  --------
Total                                                           41        35
                                                          ========  ========
Tons milled                                                    107       101
Mill head grade (ounce per ton)                               0.41      0.37
Sub-grade tons milled (1)                                       10        10
Sub-grade tons mill head grade (ounce per ton)                0.11      0.11
Total tons milled (1)                                          117       111
Combined mill head grade (ounce per ton)                      0.39      0.34
Total mill recovery (%)                                         90        90
Total mine concentrate shipped (tons) (3)                    2,906     2,852
Platinum grade in concentrate (ounce per ton) (3)             3.41      2.93
Palladium grade in concentrate (ounce per ton) (3)           11.52     10.00
Total cash costs per ounce - net of credits (Non-GAAP)
 (2)                                                      $    614  $    590
Total cash costs per ton milled - net of credits (Non-
 GAAP) (2)                                                $    215  $    184

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2013 Annual Report
    on Form 10-K for further information.

(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total cash costs. Cash costs per ton and cash costs per ounce, are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally
    Accepted Accounting Principles (GAAP). Please see "Reconciliation of
    Non-GAAP Measures to Consolidated Costs of Revenues" and the
    accompanying discussion for additional detail.

(3) The concentrate tonnage and grade values are inclusive of periodic re-
    processing of smelter slag and brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

                                                         Three Months Ended
                                                             March 31,
(In thousands, except for average prices)                 2014       2013
                                                       ---------- ----------
SALES AND PRICE DATA
Ounces sold
Mine Production:
  Palladium (oz.)                                             100        101
  Platinum (oz.)                                               31         29
                                                       ---------- ----------
    Total                                                     131        130
                                                       ---------- ----------
PGM Recycling: (1)
  Palladium (oz.)                                              54         66
  Platinum (oz.)                                               32         42
  Rhodium (oz.)                                                 8          9
                                                       ---------- ----------
    Total                                                      94        117
                                                       ---------- ----------
By-products from Mine Production: (2)
  Rhodium (oz.)                                                 1          1
  Gold (oz.)                                                    3          2
  Silver (oz.)                                                  2          2
  Copper (lb.)                                                176        214
  Nickel (lb.)                                                365        339
Average realized price per ounce (3)
Mine Production:
  Palladium ($/oz.)                                    $      743 $      725
  Platinum ($/oz.)                                     $    1,431 $    1,628
    Combined ($/oz.)(4)                                $      907 $      926
PGM Recycling: (1)
  Palladium ($/oz.)                                    $      729 $      674
  Platinum ($/oz.)                                     $    1,410 $    1,607
  Rhodium ($/oz.)                                      $      857 $    1,122
    Combined ($/oz.)(4)                                $      980 $    1,043
By-products from Mine Production: (2)
  Rhodium ($/oz.)                                      $    1,060 $    1,200
  Gold ($/oz.)                                         $    1,295 $    1,622
  Silver ($/oz.)                                       $       21 $       30
  Copper ($/lb.)                                       $     3.05 $     3.39
  Nickel ($/lb.)                                       $     5.81 $     6.43
Average market price per ounce (3)
  Palladium ($/oz.)                                    $      745 $      739
  Platinum ($/oz.)                                     $    1,429 $    1,634
    Combined ($/oz.)(4)                                $      908 $      939

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.

(2) By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum.
    Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4) The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statements of Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most comparable measure under GAAP, for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive Income.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Unaudited)
                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
(In thousands, except per ounce and per ton data)       2014        2013
                                                     ----------  ----------
Consolidated:
Total cash cost before by-product and recycling
 credits (Non-GAAP)                                  $   84,051  $   80,023
Less: By-product credit                                  (6,681)     (7,509)
Less: Recycling income credit                            (3,167)     (6,032)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   74,203  $   66,482

Divided by platinum/palladium ounces produced               131         127

Total cash cost before by-product and recycling
 credits per ounce Pt/Pd produced (Non-GAAP)         $      643  $      629
Less: By-product credit per ounce Pt/Pd produced            (51)        (59)
Less: Recycling income credit per ounce Pt/Pd
 produced                                                   (24)        (47)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits per ounce Pt/Pd produced (Non-GAAP)         $      568  $      523

Divided by ore tons milled                                  295         313

Total cash cost before by-product and recycling
 credits per ore ton milled (Non-GAAP)               $      285  $      256
Less: By-product credit per ore ton milled                  (23)        (24)
Less: Recycling income credit per ore ton milled            (11)        (19)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits per ore ton milled (Non-GAAP)               $      251  $      213

Reconciliation to consolidated costs of revenues:
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   74,203  $   66,482
Asset retirement costs                                      181         167
Depletion, depreciation and amortization                 14,910      15,025
Depletion, depreciation and amortization (in
 inventory)                                                 553        (753)
Change in product inventories                            (6,714)     (3,683)
Cost of PGM Recycling                                    90,706     116,862
PGM Recycling - depreciation                                241         258
By-product credit                                         6,681       7,509
Profit from PGM Recycling (before bad debt expense
 and gain/loss on asset disposals)                        3,167       6,031
                                                     ----------  ----------
Total consolidated cost of revenues                  $  183,928  $  207,898
                                                     ==========  ==========
Memo: Royalties, Taxes and Other included in Total
 consolidated cost of revenues                       $   12,013  $   11,692

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Continued)
 (Unaudited)

                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
(In thousands, except per ounce and per ton data)       2014        2013
                                                     ----------  ----------
Stillwater Mine:
Total cash cost before by-product and recycling
 credits (Non-GAAP)                                  $   55,228  $   55,205
Less: By-product credit                                  (4,016)     (4,665)
Less: Recycling income credit                            (2,170)     (4,397)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   49,042  $   46,143

Divided by platinum/palladium ounces produced                90          93

Total cash cost before by-product and recycling
 credits per ounce Pt/Pd produced (Non-GAAP)         $      615  $      595
Less: By-product credit per ounce Pt/Pd produced            (45)        (50)
Less: Recycling income credit per ounce Pt/Pd
 produced                                                   (24)        (47)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits per ounce Pt/Pd produced (Non-GAAP)         $      546  $      498

Divided by ore tons milled                                  178         202

Total cash cost before by-product and recycling
 credits per ore ton milled (Non-GAAP)               $      310  $      274
Less: By-product credit per ore ton milled                  (23)        (23)
Less: Recycling income credit per ore ton milled            (12)        (22)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits per ore ton milled (Non-GAAP)               $      275  $       29

Reconciliation to costs of revenues:
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   49,042  $   46,143
Asset retirement costs                                      169         155
Depletion, depreciation and amortization                 11,385      11,609
Depletion, depreciation and amortization (in
 inventory)                                                 372        (600)
Change in product inventories                            (4,050)     (2,114)
By-product credit                                         4,016       4,665
Profit from PGM Recycling (before bad debt expense
 and gain/loss on asset disposals)                        2,170       4,397
                                                     ----------  ----------
Total cost of revenues                               $   63,104  $   64,255
                                                     ==========  ==========
Memo: Royalties, Taxes and Other included in Total
 cost of revenues                                    $    7,933  $    8,248

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Continued)
 (Unaudited)

                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
(In thousands, except per ounce and per ton data)       2014        2013
                                                     ----------  ----------
East Boulder
Total cash cost before by-product and recycling
 credits (Non-GAAP)                                  $   28,823  $   24,817
Less: By-product credit                                  (2,665)     (2,844)
Less: Recycling income credit                              (997)     (1,634)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   25,161  $   20,339

Divided by platinum/palladium ounces produced                41          34

Total cash cost before by-product and recycling
 credits per ounce Pt/Pd produced (Non-GAAP)         $      703  $      719
Less: By-product credit per ounce Pt/Pd produced            (65)        (82)
Less: Recycling income credit per ounce Pt/Pd
 produced                                                   (24)        (47)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits per ounce Pt/Pd produced (Non-GAAP)         $      614  $      590

Divided by ore tons milled                                  117         111

Total cash cost before by-product and recycling
 credits per ore ton milled (Non-GAAP)               $      247  $      225
Less: By-product credit per ore ton milled                  (23)        (26)
Less: Recycling income credit per ore ton milled             (9)        (15)
                                                     ----------  ----------
Total cash cost net of by-product and recycling
 credits per ore ton milled (Non-GAAP)               $      215  $      184

Reconciliation to costs of revenues:
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   25,161  $   20,339
Asset retirement costs                                       12          12
Depletion, depreciation and amortization                  3,525       3,416
Depletion, depreciation and amortization (in
 inventory)                                                 181        (153)
Change in product inventories                            (2,743)     (1,569)
By-product credit                                         2,665       2,844
Profit from PGM Recycling (before bad debt expense
 and gain/loss on asset disposals)                          997       1,634
                                                     ----------  ----------
Total cost of revenues                               $   29,798  $   26,523
                                                     ==========  ==========
Memo: Royalties, Taxes and Other included in Total
 cost of revenues                                    $    4,080  $    3,444

PGM Recycling and Other: (1)
Cost of open market purchases                        $       79  $        -
Cost of PGM Recycling                                    90,706     116,862
PGM Recycling - depreciation                                241         258
                                                     ----------  ----------
Total cost of revenues                               $   91,026  $  117,120
                                                     ==========  ==========

(1) PGM Recycling and Other include PGM recycling and metal purchased on the open market for resale.

Stillwater Mining Company
All-In Sustaining Cost a Non-GAAP Measure
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP measure is used as an indicator from period to period of the level of total cash required by the business to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs (another non-GAAP measure, described above), and adding to it the recycling income credit, corporate overhead costs (excluding any depreciation and amortization costs and other non-recurring non-cash costs included in corporate overhead costs), marketing costs, and that portion of total capital expenditures associated with sustaining the current level of mining operations.

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash cost per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
(In thousands, except $/oz.)                            2014        2013
                                                     ----------  ----------
All-In Sustaining Costs
Total cash cost net of by-product and recycling
 credits (Non-GAAP)                                  $   74,203  $   66,482
Add: Recycling income credit                              3,167       6,031
                                                     ----------  ----------
                                                     $   77,370  $   72,513

Consolidated Corporate General & Administrative
 costs                                               $    9,604  $   15,187
Less: Depreciation and amortization included in
 Consolidated Corporate General & Administrative
 costs                                                     (112)        (81)
Less: General & Administrative Costs in Foreign
 Subsidiaries                                            (1,856)     (1,512)
Add: Marketing costs                                        151       1,727
                                                     ----------  ----------
                                                     $    7,787  $   15,321

Total Capitalized Costs accrued                      $   24,674  $   28,447
Less: Capital associated with expansion projects         (6,799)     (8,891)
                                                     ----------  ----------
Total Capital incurred to sustain existing
 operations                                          $   17,875  $   19,556

                                                     ----------  ----------
All-In Sustaining Cost (Non-GAAP)                    $  103,032  $  107,390
                                                     ==========  ==========

Mined ounces produced                                     130.7       127.1

                                                     ----------  ----------
All-In Sustaining Cost per Mined Ounce ($/oz.) (Non-
 GAAP)                                               $      788  $      845
                                                     ----------  ----------

INVESTOR CONTACT:

Mike Beckstead
(406) 373-8971